SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2007 (November 30, 2007)

BREK ENERGY CORPORATION
(Exact name of Company as specified in Charter)

Nevada	000-27753	98-0206979
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3388 Via Lido, Fourth Floor
Newport Beach, California 92663
(Address of Principal Executive Offices)

866-472-2987
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2. 01 Completion of Acquisition or Disposition of Assets.
On November 30, 2007 we completed the spin-off of Rock City Energy Corp., our wholly-owned subsidiary, referred to in this Current Report as “Rock City”. We distributed 8,000,000 shares of Rock City common stock to shareholders who held 1,000 or more shares of our common stock of record on October 29, 2007 and cash to the remaining shareholders. The stock dividend was computed using the rate of .100403. The cash dividend was computed using the rate of $0.022 per share.

Our shareholders were not required to pay for the shares of Rock City common stock that they received.

Rock City was incorporated on August 10, 2006 in the state of Nevada. It was formed to acquire all of our shares in Vallenar Energy Corp., an oil and gas company. As a condition to the consummation of the merger between us and Gasco Acquisition Inc., we were required to dispose of all of the outstanding capital stock of Rock City that we owned. Other than Rock City’s interest in Vallenar Energy Corp., it has no operations.

Vallenar Energy Corp. was incorporated on January 27, 1999 in the state of Nevada and does business through its subsidiary, Nathan Oil Partners LP. Through Vallenar Energy Corp., Rock City holds interests in leases covering approximately 9,191 gross and approximately 8,618 net acres in the Rocksprings Prospect in the Val Verde Basin of Edwards County, Texas. Aside from the leases, which are being developed by an unrelated third party, Vallenar Energy Corp. has no operations.

Financial information relating to the spin-off will be filed no later than February 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREK ENERGY CORPORATION

/s/ Richard N. Jeffs
Richard N. Jeffs, Chief Executive Officer
Dated: December 10, 2007